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ALTERA UPDATES THIRD QUARTER SALES GUIDANCE

San Jose, Calif., September 6, 2011 - Altera Corporation (NASDAQ: ALTR) today announced updated third quarter 2011 sales guidance. The company currently expects third quarter sales to be in the range of down 3 percent to up 1 percent versus second quarter sales. Previous guidance was for sales growth of 2 percent to 6 percent.

Relative to initial guidance, demand is weaker in several vertical markets including Telecom and Wireless, particularly outside Asia, as well as Industrial Automation, Military, and Test as customers are moderating their purchases in light of macroeconomic uncertainty and other near term changes to their business environment. Despite this broader trend, Altera's new products will be up sequentially.

The company will announce third quarter results after the market close on October 20, 2011.

Forward-Looking Statements
Statements in this press release that are not historical are "forward-looking statements" as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as "will," "expects," "anticipates," or other words that imply or predict a future state. Forward-looking statements include the third quarter sales outlook and new product growth expectations. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, current global economic conditions, customer business environment, customer inventory levels, vertical market mix, market acceptance of the company's products, the rate of growth of the company's new products including Arria® II, Cyclone® IV, Stratix® IV, and Stratix V FPGAs, MAX® II CPLDs and HardCopy® device families, customer business environment, customer inventory levels, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera's SEC filings are posted on the company's website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera's FPGA, CPLD and ASIC devices at www.altera.com.  Follow Altera via Facebook, RSS and Twitter.

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